UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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Filed by a Party other than the Registrant   ☒

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☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒           Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

COHEN & STEERS SELECT UTILITY FUND, INC.
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT ACTIVISM PARTNERS LLC
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN FUND LTD.
ARTHUR D. LIPSON
WILLIAM J. ROBERTS
MATTHEW S. CROUSE
LYNN D. SCHULTZ

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Western Investment LLC (“Western Investment”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of three nominees as directors at the 2008 annual meeting of stockholders (the “Annual Meeting”) of Cohen & Steers Select Utility Fund, Inc. (the “Fund”).  Western Investment has filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1: On March 6, 2008, Western Investment mailed the following letter to holders of the Fund’s Auction Market Preferred Shares:

WESTERN INVESTMENT LLC

Dear Fellow Preferred Shareholder of Cohen & Steers Select Utility Fund,

Western Investment LLC, together with its affiliates (“Western or “we”) is the largest common stockholder of Cohen & Steers Select Utility Fund, Inc. (“UTF” or the “Fund”).  We are also a preferred shareholder.   We are urgently seeking your support for the election of our three nominees to the Board of Directors of the Fund (the “Board”) at UTF’s upcoming Annual Meeting scheduled for April 1, 2008.  We believe that the election of directors with no affiliation with other funds in the Cohen & Steers fund family is critical for the following reasons.

You probably know that the liquidity of your auction rate preferred shares has recently dried up due to failed auctions.  As a result, if you want to sell your preferred shares now you will likely have to accept a significant discount from the $25,000 per share price you paid.  Currently, the only bid we are aware of for a preferred share is substantially below $20,000 per share!

WHY HAS THE PREFERRED SHARES LIQUIDITY CRISIS NOT BEEN ADDRESSED?

There is a way out of this mess.  We believe that the primary duty of the Fund’s Board is to maximize the value of the common stockholders’ investment in the Fund.  Since the common stock is trading at a discount to its net asset value (NAV) the Fund can tender for common stock at NAV and then redeem a proportional amount of the outstanding preferred shares.  This would provide liquidity for you at $25,000 per share while affording the common stockholders an opportunity to sell their shares at NAV.

We believe that the Board’s failure to implement this strategy demonstrates that the Board is beholden to Cohen & Steers, the Fund’s manager, and will not implement this strategy because it would reduce the Fund’s net assets, thereby reducing the management fees Cohen & Steers collects.

STOCKHOLDERS NEED DIRECTORS WHO ARE FOCUSED ON THEIR BEST INTERESTS -- NOT THE FUND’S MANAGER!

Western’s interest is clearly aligned with yours – to ensure that all stockholders, common and preferred alike, receive the maximum value for their investment.  If elected, our nominees pledge to address the liquidity crisis in the Fund’s auction rate preferred shares, to reduce the discount to NAV and to improve performance.  With your support, stockholders will have an active, effective and engaged voice in the boardroom.  Vote your shares today on the GREEN proxy.  Give yourselves that voice.

Sincerely,

/s/ Arthur D. Lipson
Arthur D. Lipson
Western Investment LLC

IF YOU HAVE ALREADY RETURNED A WHITE PROXY TO THE
FUND’S MANAGEMENT, EITHER DIRECTLY OR OVER THE PHONE
OR INTERNET, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE.

IF YOU HAVE ANY QUESTIONS ABOUT
HOW TO VOTE YOUR GREEN WESTERN INVESTMENT PROXY,
PLEASE CONTACT THE FIRM ASSISTING US IN THIS SOLICITATION:

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